Century Communities Reports Third Quarter 2018 Results

- Home Sales Revenues Increased 47% to a Record $552.9 Million -

- Home Deliveries Grew 80% and Net New Home Contracts Up 66%  -

- Announces Stock Repurchase Program of Up to 4.5 Million Shares -

- Reiterates 2018 Outlook for Revenue and Deliveries -

Greenwood Village, Colorado (November 6, 2018) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its third quarter ended September 30, 2018.

Third Quarter 2018 Highlights Compared to Third Quarter 2017

•	Adjusted net income increased 46% to $26.1 million, or $0.86 per diluted share and net income increased 80% to $17.0 million, or $0.56 per diluted share
•	Home sales revenues increased 47% to a record $552.9 million
•	Adjusted homebuilding gross margin increased 49% to $117.0 million
•	Adjusted homebuilding gross margin percentage improved to 21.2%
•	Home deliveries grew 80% to a record 1,746 homes
•	Net new home contracts increased 66% to 1,515 homes
•	Backlog improved 80% to 2,988 homes
•	Backlog value increased 35% to $931.0 million
•	Adjusted EBITDA improved 29% to $50.3 million

Dale Francescon, Co-Chief Executive Officer, stated, “We are pleased that the third quarter of 2018 marked another quarter of significant earnings improvement for Century and double-digit percentage increases across all operating metrics. While rising interest rates and tightening affordability have created an industry-wide deceleration in housing growth, underlying fundamentals in our markets remain supportive of our reaffirmed outlook for the full-year 2018. Furthermore, we are pleased to announce a new 4.5 million stock repurchase program, which provides us with an additional avenue to enhance returns on equity for our stockholders.”

Rob Francescon, Co-Chief Executive Officer, said, “Our year-to-date results through the third quarter are at record levels due to our disciplined approach of investing capital into attractive markets. We have remained focused on strengthening our balance sheet as evidenced by our record high stockholders’ equity of $840.8 million, an increase of 29% from the end of the prior year quarter.  We continued to diversify our geographic footprint and product mix, especially in the entry-level segment.   During the third quarter, we expanded Wade Jurney Homes’ asset-light, lower price point operations into Texas, Arizona, Indiana and Ohio, which we anticipate will begin generating deliveries early next year.”

Third Quarter 2018 Results

Adjusted net income for the third quarter increased 46% to $26.1 million, or $0.86 per diluted share, as compared to $17.9 million, or $0.69 per diluted share, for the prior year quarter. Adjusted net income excludes the impact of one-time items associated with homebuilder acquisitions.  Net income for the third quarter 2018 increased 80% to $17.0 million, or $0.56 per diluted share as compared to $9.5 million or $0.37 per diluted share for the prior year quarter.

Home sales revenues for the third quarter 2018 increased 47% to $552.9 million, compared to $374.9 million for the prior year quarter. The growth in home sales revenues was primarily attributable to an 80% increase in deliveries to 1,746 homes compared to 968 homes for the prior year quarter.  Unfavorable weather in the Southeast towards the end of the third quarter 2018 disrupted construction and delayed a portion of home deliveries, which the Company now expects to deliver in the fourth quarter 2018. Average sales price of home deliveries for the third quarter 2018 was $316,700, compared to $387,300 in the prior year quarter, consistent with the Company’s expansion of its offering of entry level homes. Excluding the Wade Jurney Homes, the Company’s legacy regions experienced growth in home sales revenues and deliveries of 24% and 21% respectively.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was consistent with our expectations at 21.2% in the third quarter 2018, as compared to 21.0% in the prior year quarter. Homebuilding gross margin percentage in the third quarter 2018 was 16.8%, as compared to 17.0% in the prior year quarter, with the difference attributable to a 220 basis point impact of purchase price accounting in the third quarter 2018 mostly offset by higher core profitability. SG&A as a percent of home sales revenues was  12.8%, compared to 12.3% in the prior year quarter, largely due to increased depreciation and amortization along with costs associated with our growth, including higher sales and marketing costs, headcount and costs related to the integration of Wade Jurney Homes.

Net new home contracts in the third quarter 2018 increased 66% to 1,515 homes, compared to 914 homes in the prior year quarter, attributable to stronger demand trends within the Texas and Southeast Regions and the benefit of our Wade Jurney Homes acquisitions, partly offset by constrained selling activities in portions of the Southeast due to unfavorable weather conditions in key markets near quarter end. Excluding Wade Jurney Homes, the Company’s legacy regions experienced growth of 20% in net new home contracts. At the end of the third quarter 2018, the Company had 2,988 homes in backlog, representing $931.0 million of backlog dollar value, compared to 1,664 homes in backlog, representing $689.3 million of backlog dollar value in the prior year quarter, an increase of 80% in units and 35% in dollar value.

Financial services generated pre-tax income of $1.7 million in the third quarter 2018 as compared to $0.5 million in the prior year quarter.

Stock Repurchase Program

The Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to 4,500,000 shares of its outstanding common stock. The shares may be repurchased from time to time in open market transactions at prevailing market prices, negotiated private transactions, or by other means in accordance with federal securities laws. The actual manner, timing, amount and value of share repurchases under the stock repurchase program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s common stock and general market and economic conditions.  The stock repurchase program expires on November 6, 2020 and there is no guarantee as to the number of shares that will be repurchased, and the stock repurchase program may be extended, suspended or discontinued at any time without notice at the Company’s discretion. As of November 6, 2018, the Company had approximately 30.8 million shares of common stock outstanding.

Full Year 2018 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Our year-to-date results put us on solid footing to achieve our objectives for the full year 2018. Based on our current market outlook, we reiterate our full year 2018 expectations for home deliveries to be in a range of 6,000 to 6,500 homes and home sales revenues expected to be in a range of $2.0 billion to $2.3 billion.”

Conference Call

The Company will host a webcast and conference call on Tuesday, November 6, 2018 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2018 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152(domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through December 6, 2018, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13683944. A replay of the webcast will be available on the Company’s website through December 6, 2018.

About Century Communities

Century Communities, Inc. (NYSE:CCS) is a top-10 U.S. homebuilder. Century is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company sells its Century Communities and Wade Jurney Homes in 15 states across the West, Mountain, Texas and Southeast U.S. regions and offers title, insurance, and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the company’s operating and financial guidance for 2018.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
Home sales revenues	$552,876	$374,935	$1,469,871	$888,942
Land sales and other revenues	1,131	1,826	4,304	6,216
	554,007	376,761	1,474,175	895,158
Financial services revenue	7,722	2,955	21,292	4,697
Total revenues	561,729	379,716	1,495,467	899,855
Homebuilding Cost of Revenues
Cost of home sales revenues	(460,144)	(311,365)	(1,206,924)	(727,577)
Cost of land sales and other revenues	(1,093)	(2,104)	(3,010)	(4,994)
	(461,237)	(313,469)	(1,209,934)	(732,571)
Financial services costs	(6,056)	(2,450)	(15,836)	(4,648)
Selling, general, and administrative	(70,975)	(46,165)	(191,130)	(113,597)
Acquisition expense	(58)	(7,205)	(395)	(8,645)
Equity in income of unconsolidated subsidiaries	—	3,716	14,849	7,648
Other income (expense)	(545)	1,013	(553)	2,274
Income before income tax expense	22,858	15,156	92,468	50,316
Income tax expense	(5,810)	(5,686)	(22,207)	(17,216)
Net income	$17,048	$9,470	$70,261	$33,100

Earnings per share:
Basic	$0.56	$0.37	$2.35	$1.42
Diluted	$0.56	$0.37	$2.33	$1.41
Weighted average common shares outstanding:
Basic	30,232,376	25,445,552	29,885,858	23,038,390
Diluted	30,554,881	25,726,137	30,189,058	23,275,320

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2018	2017
Assets	(Unaudited)
Cash and cash equivalents	$15,927	$88,832
Cash held in escrow	31,906	37,723
Accounts receivable	28,015	12,999
Inventories	1,834,897	1,390,354
Mortgage loans held for sale	62,440	52,327
Prepaid expenses and other assets	100,245	60,812
Property and equipment, net	32,827	27,911
Investment in unconsolidated subsidiaries	—	28,208
Deferred tax assets, net	10,412	5,555
Amortizable intangible assets, net	5,205	2,938
Goodwill	30,620	27,363
Total assets	$2,152,494	$1,735,022
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$40,614	$24,831
Accrued expenses and other liabilities	190,305	150,356
Notes payable	787,455	776,283
Revolving line of credit	236,000	—
Mortgage repurchase facilities	57,327	48,319
Total liabilities	1,311,701	999,789
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 30,758,852 and 29,502,624 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	308	295
Additional paid-in capital	602,659	566,790
Retained earnings	237,826	168,148
Total stockholders' equity	840,793	735,233
Total liabilities and stockholders' equity	$2,152,494	$1,735,022

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	September 30,
	2018	2017	% Change
West	214	114	87.7%
Mountain	308	373	(17.4)%
Texas	150	133	12.8%
Southeast	422	294	43.5%
Wade Jurney Homes	421	—	NM
Total	1,515	914	65.8%

	Nine months ended
	September 30,
	2018	2017	% Change
West	616	114	440.4%
Mountain	1,313	1,290	1.8%
Texas	493	360	36.9%
Southeast	1,449	1,128	28.5%
Wade Jurney Homes	565	—	NM
Total	4,436	2,892	53.4%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three months ended September 30,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	193	$548.6	151	$488.0	27.8%	12.4%
Mountain	377	430.2	375	417.3	0.5%	3.1%
Texas	177	316.7	90	397.5	96.7%	(20.3)%
Southeast	424	333.2	352	309.7	20.5%	7.6%
Wade Jurney Homes	575	152.1	—	—	NM	NM
Total / Weighted Average	1,746	$316.7	968	$387.3	80.4%	(18.2)%

	Nine months ended September 30,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	606	$584.2	151	$488.0	301.3%	19.7%
Mountain	1,141	$425.5	1,046	$421.1	9.1%	1.0%
Texas	491	$320.2	266	$409.6	84.6%	(21.8)%
Southeast	1,093	$329.7	866	$307.0	26.2%	7.4%
Wade Jurney Homes	740	$152.3	—	$—	NM	NM
Total / Weighted Average	4,071	$361.1	2,329	$381.7	74.8%	(5.4)%

NM – Not meaningful

.

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of September 30,		Increase/(Decrease)
	2018	2017	Amount	% Change

West	17	10	7	70.0%
Mountain	34	33	1	3.0%
Texas	23	24	(1)	(4.2)%
Southeast	51	40	11	27.5%
Wade Jurney Homes	N/A	N/A	N/A	N/A
Total	125	107	18	16.8%

N/A – Not applicable

Backlog

(dollars in thousands)

	September 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	280	$153,121	$546.9	290	$161,013	$555.2	(3.4)%	(4.9)%	(1.5)%
Mountain	627	283,534	$452.0	573	247,876	$432.3	9.4%	14.4%	4.6%
Texas	217	75,129	$346.2	245	101,125	$412.8	(11.4)%	(25.7)%	(16.1)%
Southeast	736	241,943	$328.7	556	179,324	$322.5	32.4%	34.9%	1.9%
Wade Jurney Homes	1,128	177,224	$157.1	—	—	$—	NM	NM	NM
Total / Weighted Average	2,988	$930,951	$311.5	1,664	$689,338	$414.3	79.6%	35.1%	(24.8)%

NM – Not meaningful

Lot Inventory

	September 30,
	2018			2017			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,611	1,908	5,519	3,542	2,630	6,172	1.9%	(27.5)%	(10.6)%
Mountain	5,426	5,479	10,905	4,291	5,068	9,359	26.5%	8.1%	16.5%
Texas	3,883	2,075	5,958	2,223	4,795	7,018	74.7%	(56.7)%	(15.1)%
Southeast	5,120	4,229	9,349	4,790	4,657	9,447	6.9%	(9.2)%	(1.0)%
Wade Jurney Homes	3,088	3,328	6,416	—	—	—	NM	NM	NM
Total	21,128	17,019	38,147	14,846	17,150	31,996	42.3%	(0.8)%	19.2%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Numerator
Net income	$17,048	$9,470	$70,261	$33,100
Less: Undistributed earnings allocated to participating securities	—	(52)	(58)	(289)
Net income allocable to common stockholders	$17,048	$9,418	$70,203	$32,811
Denominator
Weighted average common shares outstanding - basic	30,232,376	25,445,552	29,885,858	23,038,390
Dilutive effect of restricted stock units	322,505	280,585	303,200	236,930
Weighted average common shares outstanding - diluted	30,554,881	25,726,137	30,189,058	23,275,320
Earnings per share:
Basic	$0.56	$0.37	$2.35	$1.42
Diluted	$0.56	$0.37	$2.33	$1.41

Adjusted earnings per share
Numerator
Income before income tax expense	$22,858	$15,156	$92,468	$50,316
Purchase price accounting for acquired work in process inventory	11,934	6,214	28,367	6,331
Gain on previously held interest in WJH	-	-	(7,219)	-
Acquisition expense	58	7,205	395	8,645
Adjusted income before income tax expense	34,850	28,575	114,011	65,292
Adjusted income tax expense(1)	(8,713)	(10,720)	(28,503)	(22,340)
Adjusted net income	26,137	17,855	85,508	42,952
Less: Adjusted undistributed earnings allocated to participating securities	—	(99)	(71)	(375)
Adjusted net income allocable to common stockholders	$26,137	$17,756	$85,437	$42,577

Denominator - Diluted	30,554,881	25,726,137	30,189,058	23,275,320

Adjusted diluted earnings per share	$0.86	$0.69	$2.83	$1.83

(1)

For the three and nine months ended September 30, 2018, the tax rate used in adjusted net income was 25%.  This rate is inclusive of our estimated annual rate of 26.6% offset by the estimated annual benefit associated with federal energy credits related to homes delivered. For the three and nine months ended September 30, 2017, the Company’s GAAP tax rate was utilized.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three months ended September 30,
	2018	%	2017	%

Home sales revenues	$552,876	100.0%	$374,935	100.0%
Cost of home sales revenues	(460,144)	(83.2)%	(311,365)	(83.0)%
Gross margin from home sales	92,732	16.8%	63,570	17.0%
Add: Interest in cost of home sales revenues	12,334	2.2%	8,794	2.3%
Adjusted homebuilding gross margin excluding interest	105,066	19.0%	72,364	19.3%
Add: Purchase price accounting for acquired work in process inventory	11,934	2.2%	6,214	1.7%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$117,000	21.2%	$78,578	21.0%

	Nine months ended September 30,
	2018	%	2017	%

Home sales revenues	$1,469,871	100.0%	$888,942	100.0%
Cost of home sales revenues	(1,206,924)	(82.1)%	(727,577)	(81.8)%
Gross margin from home sales	262,947	17.9%	161,365	18.2%
Add: Interest in cost of home sales revenues	33,577	2.3%	20,625	2.3%
Adjusted homebuilding gross margin excluding interest	296,524	20.2%	181,990	20.5%
Add: Purchase price accounting for acquired work in process inventory	28,367	1.9%	6,331	0.7%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$324,891	22.1%	$188,321	21.2%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Net income	$17,048	$9,470	80.0%	$70,261	$33,100	112.3%
Income tax expense	5,810	5,686	2.2%	22,207	17,216	29.0%
Interest in cost of home sales revenues	12,334	8,794	40.3%	33,577	20,625	62.8%
Interest expense (income)	(205)	(778)	(73.7)%	(579)	(1,323)	(56.2)%
Depreciation and amortization expense	3,291	2,256	45.9%	8,803	5,073	73.5%
EBITDA	38,278	25,428	50.5%	134,269	74,691	79.8%
Purchase price accounting for acquired work in process inventory	11,934	6,214	92.1%	28,367	6,331	348.1%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	—	30	(100.0)%	60	885	(93.2)%
Acquisition expense	58	7,205	(99.2)%	395	8,645	(95.4)%
Adjusted EBITDA	$50,270	$38,877	29.3%	$163,091	$90,552	80.1%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	September 30,	December 31,
	2018	2017
Total homebuilding debt	$1,023,455	$776,283
Total stockholders' equity	840,793	735,233
Total capital	$1,864,248	$1,511,516
Debt to capital	54.9%	51.4%

Total homebuilding debt	$1,023,455	$776,283
Cash and cash equivalents	(15,927)	(88,832)
Cash held in escrow	(31,906)	(37,723)
Net homebuilding debt	975,622	649,728
Total stockholders' equity	840,793	735,233
Net capital	$1,816,415	$1,384,961

Net homebuilding debt to net capital	53.7%	46.9%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com